Exhibit 5.1

[Bieging Shapiro & Barber LLP Letterhead]

May 6, 2015

Guaranty Bancorp
1331 Seventeenth Street, Suite 200
Denver, Colorado 80202

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Guaranty Bancorp, a Delaware corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of an aggregate of up to 935,000 shares (the “Shares”) of voting common stock, par value $0.001 per share (the “Common Stock”) pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission on May 6, 2015, which Shares may be issued from time to time in accordance with the terms of the Guaranty Bancorp 2015 Long-Term Incentive Plan (the “Plan”).

In connection with the filing of the Registration Statement, we, as your counsel, have examined and relied on or are generally familiar with originals or copies, certified or otherwise identified to our satisfaction, such documents, corporate records, certificates and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company, and have made such examinations of law as we have considered necessary or appropriate for the purposes of our opinions set forth below.  In such examination and in rendering the opinion set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

Our opinion set forth below is limited to the matters governed by the federal laws of the United States and the Delaware General Corporation Law, including the provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. Except as expressly stated above, we do not express any opinion with respect to the law of any other jurisdiction.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued by the Company in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, which govern the awards to which any Share relates, will be validly issued, fully paid and non-assessable.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely in connection with the issuance and delivery of the Shares as described in the Registration Statement and in accordance with the terms of the Plan and the applicable award agreement or form of instrument evidencing purchase rights thereunder.

This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Bieging Shapiro & Barber LLP
Bieging Shapiro & Barber LLP